AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

                                     between

                            THE TODD-AO CORPORATION,

                                TODD-AO HD, INC.

                                       and

                      HOLLYWOOD DIGITAL LIMITED PARTNERSHIP

                                       and

                                  ITS PARTNERS

                                  June 18, 1997



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                                TABLE OF CONTENTS


                                                                                                              Page(s)
                                                                                                              -------

    1.          Purchase of Assets..............................................................................  2

    2.          Purchase Price..................................................................................  3

    3.          Representations and Warranties of Seller and Partners...........................................  8

    4.          Representations and Warranties of the Purchaser................................................. 17

    5.          Conditions to Obligations of the Purchaser...................................................... 19

    6.          Conditions to Obligations of the Seller......................................................... 22

    7.          Survival of Representations..................................................................... 24

    8.          Effect of Closing Over Known Unsatisfied Conditions............................................. 24

    9.          Actions to be Taken Subsequent to Closing....................................................... 25

    10.         The Closing..................................................................................... 28

    11.         Retention of Records............................................................................ 28

    12.         Employees....................................................................................... 28

    13.         Right of First Purchase......................................................................... 29

    14.         Expenses........................................................................................ 31

    15.         Change of Name.................................................................................. 31

    16.         Interim Operation of Business................................................................... 32

    17.         Dispute Resolution; Attorneys' Fees............................................................. 34

    18.         Public Disclosure............................................................................... 37

    19.         Other Offers and Exclusive Dealing.............................................................. 37

    20.         Confidentiality................................................................................. 38

    21.         Termination..................................................................................... 39

    22.         Miscellaneous................................................................................... 40


                  AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS
                  ---------------------------------------------


     THIS AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS ("Agreement"), is made and entered into as of this 18th day of June, 1997, by and among The Todd-AO Corporation, a Delaware corporation ("Todd"), Todd-AO HD, Inc., a California corporation ("THD") (Todd and THD are sometimes collectively referred to as the "Purchaser"), and Hollywood Digital Limited Partnership, a Delaware limited partnership (the "Seller"), and Hollywood Digital, Inc., a Delaware corporation; The Palladion Limited Partnership, a Delaware limited partnership; HDZ Digital Limited Partnership, a Massachusetts limited partnership; Phemus Corporation, a Massachusetts corporation; Rand Gladden; William Romeo; David Cottrell; and Michael Jackson (each, a "Partner" and collectively, the "Partners"), with reference to the following facts:

         A. The Seller is engaged in the video, audio and film post-production business at a facility located at 6660 and 6690 Sunset Boulevard, Hollywood, California 90028. Seller is developing a second facility located at 1661 Lincoln Boulevard, Santa Monica, California. The Hollywood and Santa Monica facilities are referred to as the "Premises."

         B. The Seller wishes to sell all of its business and assets to the Purchaser, and the Purchaser wishes to acquire all of such business and assets from Seller on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements, covenants and other provisions herein contained, the parties agree as follows.

         1.       Purchase of Assets.

                  1.1. On the basis of the representations and warranties herein contained, subject to the terms and conditions herein set forth, and for the consideration described below, on the Closing Date (as defined in Section 10), the Seller agrees to sell and convey to THD, and THD agrees to purchase all of the business and assets of the Seller, tangible and intangible, of whatever type, quality and location, as of the Closing Date (collectively, the "Assets"), including but not limited to:

                           (a) all of its cash on hand, deposits and accounts
receivable;

                           (b) all work in process, customer orders and customer
contracts;

                           (c) all of its operable fixed assets including,
without limitation, leasehold improvements, trade fixtures, machinery, furniture, motor vehicles, equipment and supplies (the "Fixed Assets"), which assets are more particularly described on Schedule 1.1(c) attached hereto;

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                           (d) all of its records relating to the Assets, all
records relating to liabilities assumed or incurred by the Purchaser pursuant to this Agreement, all of its vendor files, account receivable files and all of its personnel records;

                           (e) pre-paid items and security deposits under real
property leases in the amounts noted in Schedule 1.1(e) attached hereto; and

                           (f) all of its good will, customer lists, office and
warehouse supplies, catalogs, packaging materials, telephone numbers, credit files and forms, and all of its trade names including, without limitation, "Hollywood Digital."

                  1.2. Except as specifically provided in this Agreement, the Purchaser is not assuming any of the liabilities or obligations of the Seller other than liabilities set forth on Seller's March 31, 1997 balance sheet and those subsequently incurred in the ordinary course of Seller's business.

         2.       Purchase Price.

                  2.1. As the purchase price for the Assets to be purchased under this Agreement (the "Purchase Price"), the Purchaser agrees to pay to the Seller the sum of Thirty Million Four Hundred

Thousand Dollars ($30,400,000), reduced by the Adjustment Factor as provided in
Section 2.2, payable as follows at the Closing:

                           (a) payment at the Closing of the outstanding
indebtedness as of the Closing of Seller to CIT (the "CIT Debt"), to Orix Corporation (the "Orix Debt"), and the funded indebtedness of Seller, all as set forth on Schedule 2.1(a) hereto (the "Funded Debt");

                           (b) cash in an amount equal to Seller's indebtedness
to Phemus Corporation ("Phemus") outstanding as of the Closing (the "Phemus Debt"), paid to Phemus at the Closing; and

                           (c) cash in the amount of Four Hundred Sixty-Five
Thousand Dollars ($465,000), representing an investment banking fee payable by Seller to HD Venture Capital, Inc., to be paid to HD Venture Capital, Inc. at the Closing; and

                           (d) the difference between the Purchase Price and the
sum of items (a), (b) and (c) above (except that any portion of the CIT Debt used to fund Santa Monica improvements approved by Purchaser shall be excluded from item (a) for this purpose) by issuance of two convertible notes of Todd (the "Todd Notes"), one in the amount of the difference between $27,000,000 and items (a), (b) and (c) above (adjusted to exclude such Santa Monica improvements) (the "First Note") to be delivered to Seller at the

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Closing, and one in the amount of the difference between the Purchase Price and
$27,000,000 (the "Second Note") to be delivered to an escrow holder at the Closing as provided in Section 2.3. The First Note and the Second Note shall be in substantially the form of Exhibits "A" and "B" hereto respectively. The Todd Notes shall be convertible into the Class A Common Stock of Todd (the "Todd Shares"). Todd's obligation to register the Todd Shares under the Securities Act of 1933 is provided for in a Registration Rights Agreement in substantially the form of Exhibit "C" hereto.

                  2.2. The Purchase Price shall be reduced by the Adjustment Factor if and only if the Operating Profit (as defined below) is less than Five Million Five Hundred Thousand Dollars ($5,500,000). For purposes of this Section 2.2:

                           (a) The Adjustment Factor shall be six (6) times the
amount by which Five Million Five Hundred Thousand Dollars ($5,500,000) exceeds the Cash Flow From Operating Activities. For example, if the Cash Flow From Operating Activities is $5,400,000, the Adjustment Factor shall be 6 times $100,000, or $600,000, and accordingly, the Purchase Price shall be $29,800,000.

                           (b) Cash Flow From Operating Activities means the
pre-tax income or loss of Seller computed without deduction for depreciation, amortization, interest expense and non-recurring expenses of the Seller for the period July 1, 1996 through the

Closing and of the Assets determined on a stand-alone basis for the period from the Closing through June 30, 1997, computed in accordance with the principles employed in preparing the Financial Statements (as defined below). Seller's Cash Flow From Operating Activities for the period July 1, 1996 through March 31, 1997 is the amount set forth as "operating profit" in the summary statement of operations which is an exhibit to Seller's audited financial statement for such period. Cash Flow From Operating Activities for the period April 1, 1997 through June 30, 1997 shall be determined by Seller's auditors as soon as practicable after June 30, 1997. Seller's auditors shall provide Purchaser and Seller with a preliminary statement of such computation. Each party shall have the right for a period of fifteen (15) days after receipt of such preliminary statement (the "Comment Period") to comment in writing upon such statement, and Seller's auditors shall consider any comments of either party in determining whether to revise its preliminary statement of Cash Flow From Operating Activities. Failure of a party to provide such written comments within the Comment Period shall be deemed acceptance of the preliminary statement. In computing Cash Flow From Operating Activities, the following items shall not be deducted: (1) any costs of developing Seller's Santa Monica facility which are approved by Purchaser;
(2) the payment of approximately $75,000 advanced to Seller by Halpern, Denny & Co. ("HD") for legal fees and other fees and expenses prior to the Closing; (3) the payment of an investment banking fee of $465,000 to HD Venture Capital, Inc.; (4) the payment of Seller's legal fees and costs related to this transaction; (5) repayment of the Phemus Debt; and (6) payment of any other non-recurring fees and costs of Seller, including fees and expenses relating to litigation settlements and management fees and expenses paid to HD. Seller's auditors shall notify the parties of its final computation of Cash Flow From Operating Activities after considering any comments on its preliminary statement made by either party. Each party shall have fifteen (15) days from the date upon which it receives the final statement of Seller's auditor to notify the other party that it disagrees with such computation, and the grounds therefor (the "Disagreement Notice"). If a party timely delivers to the other party a Disagreement Notice, Purchaser and Seller shall designate a national accounting firm other than Arthur Andersen or Deloitte Touche to determine such Cash Flow From Operating Activities in accordance with this Section 2.2. The determination of Cash Flow From Operating Activities of such national accounting firm shall be final and binding on the parties. Purchaser and Seller shall each bear one-half of the costs of such accounting firm in making its determination of Cash Flow From Operating Activities.

                  2.3. At the Closing, Purchaser shall deliver the Second Note to Greenberg Glusker Fields Claman & Machtinger LLP as escrow holder. For this purpose, the Second Note shall be in the principal amount of Three Million Four Hundred Thousand Dollars ($3,400,000). Purchaser and Seller each shall notify the escrow holder in writing of the amount of the Purchase Price, as finally determined pursuant to Section 2.2. Escrow holder shall hold the Second Note until it receives notice from both Purchaser and Seller that the Purchase Price has been finally determined to be Thirty Million Four Hundred Thousand Dollars ($30,400,000). Upon receipt of such notices, escrow holder shall then deliver the Second Note to Seller. If the escrow holder has received notices from both Purchaser and Seller that the Purchase Price is determined to be less than $30,400,000 by virtue of the Adjustment Factor, Purchaser and Seller shall deliver to escrow holder instructions to exchange the original Second Note for a substitute Second Note in the principal amount of the difference between the Purchase Price and $27,000,000, Todd and escrow holder shall then exchange such original and substitute Second Notes, and escrow holder shall then deliver the substitute Second Note to Seller.

                  2.4. In addition to the foregoing, and except for the items set forth on Schedule 2.4 hereto, THD shall assume and discharge the liabilities of Seller outstanding on the Closing Date which were set forth on Seller's balance sheet dated March 31, 1997 or were subsequently incurred by Seller in the ordinary course of its business.

         3.       Representations and Warranties of Seller and Partners.
The Seller and each of the Partners represent and warrant to the Purchaser as follows, such representations and warranties being several as to the Partners in proportion to their equity interests in Seller as set forth on Schedule 3.0 hereto, except that (1) the representations and warranties of the HD-Related Partners (as identified on Schedule 3.0) are joint and several as to their aggregate equity interest in Seller; (2) except that representations and warranties in Section 3.2 relating to Phemus, Gladden, Romeo, Cottrell and Jackson are made only by each such person separately, and
(3) the representations and warranties in Section 3.2 relating to any of the HD-Related Partners are made jointly only by the HD-Related Partners:

                  3.1. The Seller is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own and operate its properties and to carry on its business as now being conducted and to own, sell and dispose of the Assets in accordance with this Agreement. The Seller has full power and authority to execute, deliver and perform this Agreement and doing so will not violate any provision of law or contravene any provisions of its Certificate of Limited Partnership or its partnership agreement.

                  3.2. This Agreement and the transactions provided for in this Agreement by the Seller and its Partners have been duly authorized by the Partners of the Seller on behalf of the Seller and by each of the Partners on behalf of itself or himself, no other authorization being necessary. This Agreement has been duly executed on behalf of the Seller and each of the Partners and constitutes a legal, valid and binding obligation of the Seller and each of the Partners. Neither the execution of this Agreement nor the transactions provided for, including the sale of the Assets, will violate, or result in a breach of, or constitute a default under, any law or any agreement or any instrument, order, judgment or decree to which the Seller or any Partner is a party or to which Seller or any Partner or any of their respective properties are subject.

                  3.3. The Seller has good and marketable title to all of the Assets, and all of the Assets are free and clear of all pledges, liens (except liens for taxes not yet due), security interests or other burdens, charges or encumbrances of any kind or nature whatsoever, except for the CIT Debt, the Orix Debt, the Funded Debt, the Phemus Debt or as otherwise disclosed in Schedule 3.3 attached hereto.

                  3.4. All leases pursuant to which the Seller leases to or from others any property are listed in Schedule 3.4 attached hereto. To Seller's Best Knowledge (as defined below), all such leases are legally valid, and there is not under any of such leases any existing default or any event of default or event which with notice or lapse of time or both would constitute such a default by the Seller or by any other party thereto. The Seller is not a

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party to and is not bound by any other lease or amendment or supplement thereto.

                  3.5. The Seller has all material licenses necessary for the conduct of its business, and all license taxes have been paid if due or accrued if not yet due. All copyrights, patents, trademarks, tradenames and other licenses used by the Seller in the conduct of its business are listed in
Schedule 3.5 attached hereto. The Seller has not received any notice of conflict with the asserted rights of others thereto and to Seller's Best Knowledge it is not infringing such rights of others.

                  3.6. Except as otherwise disclosed in Schedule 3.6 attached hereto, all tax returns of the Seller, including but not limited to, returns of sales, social security, personal property, withholding and unemployment taxes, which are required to have been filed by the Seller to date, have been duly prepared, timely filed and are true and correct, and all taxes, interest and penalties shown thereon or due in connection therewith have been paid, if due, or accrued, if not yet due. No deficiency has been proposed and not paid with respect to any tax return filed by the Seller as of the date hereof. All payroll taxes that the Seller is required by law to withhold have been withheld and properly deposited.

                  3.7. Except as otherwise disclosed in Schedule 3.7(a), the Seller does not have any bonus, deferred compensation, profit

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sharing, pension, retirement or stock option plan or agreement, or any other type of employee benefit plan or any accrued obligation thereunder, or any current or prospective obligation for the payment of severance pay to any current or former employee. The Seller has delivered to the Purchaser copies of all documents governing any plan, agreement or obligation disclosed in Schedule 3.7(a) and copies of all reports applicable thereto. All accrued vacation pay and sick pay due to the Seller's employees is set forth in Schedule 3.7(b).

                  3.8. The Seller is not now nor has it ever been a party to any labor union contract or collective bargaining agreement.

                  3.9. Except as disclosed in Schedule 3.9 attached hereto, the Seller has no knowledge and has received no notice to the effect that the Seller has failed to comply with any laws, regulations or orders applicable to its business or properties or that the present uses by the Seller of its properties violate any such laws, regulations or orders, where such failure would have a material adverse effect on Seller's business.

                  3.10. Except as otherwise disclosed in Schedule 3.10 attached hereto, the Seller is not involved in any pending or threatened litigation or any investigation by any governmental body or any legal, administrative or arbitration proceeding. Except as otherwise disclosed in Schedule 3.10 attached hereto, to the Best

Knowledge of the Seller, the Seller is not materially in default under any contract, and there is no action, claim, suit, proceeding or investigation threatened against or affecting the Seller or any of its properties or assets. Except as otherwise disclosed in Schedule 3.10 attached hereto, the Seller is not subject to any judgment, award, order or decree and is not involved in any governmental action or proceeding in which relief is sought affecting the operation of its business or its assets. Except as otherwise disclosed in
Schedule 3.10 attached hereto, no current or former partner of the Seller has any claim against the Seller or any of its assets.

                  3.11. The Seller maintains in full force and effect the insurance policies listed in Schedule 3.11 attached hereto. There has been no default in the payment of premiums on any such policy, and to Seller's Best Knowledge there is no ground for cancellation or avoidance of any such policy or for reduction of the coverage provided thereby.

                  3.12. Except as otherwise disclosed in Schedule 3.12 attached hereto, to Seller's Best Knowledge, the Seller does not have any employment, service or consulting agreement with any person or entity which cannot be terminated at any time without liability to the Seller.

                  3.13. All of the Seller's open orders as of the date hereof in excess of $25,000 are listed in Schedule 3.13 attached hereto.

                  3.14. The Seller has delivered to the Purchaser copies of its audited financial statements for its fiscal years ended June 30, 1994, June 30, 1995, June 30, 1996, its short fiscal year beginning July 1, 1996 and ending December 31, 1996, and the nine months beginning July 1, 1996 and ending March 31, 1997 (collectively, the "Financial Statements"). Each of the Financial Statements accurately reflects the books and records of Seller, fairly and accurately presents the financial condition of Seller and the results of its operations for the period covered, and has been prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"). All accounts receivable set forth in the Financial Statements are valid and enforceable to Seller's Best Knowledge and provisions for uncollectible receivables were determined in good faith and on a basis consistent with GAAP and past practice. Seller has furnished to Purchaser for its inspection all readily available working papers, supporting schedules and other materials with respect to Seller which were utilized in preparing the Financial Statements. Except as set forth on the Financial Statements or the Schedules to this Agreement, for the period covered, to Seller's Best Knowledge, Seller did not have any liabilities of any nature, whether accrued or contingent, including without limitation, tax liabilities.


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                  3.15. Since March 31, 1997, except as set forth on Schedule
3.15, (i) there have been no changes in the condition, financial or otherwise, assets, liabilities, properties, labor relations or business of the Seller from that shown in the Seller's balance sheet as of that date, other than events and conditions generally affecting the economy, which have materially adversely affected the business, assets, properties, condition or prospects of the Seller;
(ii) there has not been any damage, destruction or loss, whether covered by insurance or not, materially or adversely affecting any of the properties or the business of the Seller; (iii) there has not been any material increase in the compensation payable by the Seller to any officer or employee, except for increases in compensation provided for in employment agreements in force on March 31, 1997, or any material increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officer or employee; (iv) the Seller has not sold or otherwise disposed of any of its trademarks, trade names, copyrights, other intangible assets, machinery, equipment (including motor vehicles), leasehold improvements, furniture or fixtures other than in the ordinary course of its business; (v) except for expenditures related to development of the Santa Monica facility approved by Purchaser, there has not been any expenditure or contract for the acquisition of assets of any kind, or any obligations or liabilities incurred or any cancellation of any debts or claims by Seller or any discharge or satisfaction of any lien or encumbrance by Seller,

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other than in the ordinary course of its business; (vi) there has not been any declaration or payment by Seller of any distribution of any kind to any of the Partners or in discharge or cancellation, in whole or in part, of any indebtedness owing to any of the Partners; (vii) there has not been any issuance or grant of any options, warrants or other rights for the purchase of equity interests in Seller; (viii) there has not been any mortgage, pledge, subjection to lien, charge or encumbrance of any kind of any of the Assets, or any amendment or termination of any contract, agreement or license to which Seller is a party other than in the ordinary course of its business; and (ix) Seller has not entered into any contract or commitment except for normal month-to-month commitments for the purchase of supplies and merchandise and for the furnishing of services to customers in the ordinary course of its business.

                  3.16. Except for the payment of an investment banking fee of $465,000 to HD, neither Seller nor any of the Partners, nor any of their employees or agents have incurred any liability to any broker, finder, or agent for any brokerage fees, finder's fees, investment banking fees or commissions with respect to the transactions contemplated by this Agreement.

                  3.17. The Todd Notes are being acquired, and upon conversion of the Todd Notes, the Todd Shares will be acquired, for investment purposes, and not with a view to transfer or

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distribution to others, except for a distribution by Seller to the Partners.

As used in this Article 3, Seller's Best Knowledge means the actual knowledge of any of David P. Malm, Rand Gladden, William Romeo or David Cottrell, after reasonable inquiry.

         4. Representations and Warranties of the Purchaser. Each of Todd and THD represents and warrants to the Seller as follows:

                  4.1. It is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. It has full power and authority to execute, deliver and perform this Agreement, and doing so will not violate any provision of law or contravene any provision of its Certificate of Incorporation or Bylaws.

                  4.2. This Agreement and the transactions provided for in this Agreement by each Purchaser have been duly authorized by each Purchaser, and this Agreement constitutes a legal, valid and binding obligation of each Purchaser.

                  4.3. The execution and delivery of this Agreement by each Purchaser and the consummation and documentation of the transactions provided for herein do not and will not constitute breach of, or default under, any commitment, agreement, judgment or pending suit or court proceeding to which the Purchaser is a party or to which any or its assets is subject and will not create, or cause the acceleration of the maturity of, any debt, liability or obligation of the Purchaser.

                  4.4. The Todd Shares will, when delivered to the Seller or the Partners upon conversion of the Todd Notes, be duly issued, fully paid and non-assessable.

                  4.5. No consent of any federal, state or local authority is required in connection with the consummation of the transactions contemplated by this Agreement by each Purchaser.

                  4.6. No written representation or warranty made by the Purchaser in this Agreement, or in any written statement, certificate or other instrument furnished to the Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

                  4.7. Todd's annual report (Form 10-K) for its fiscal year ended August 31, 1996 and its quarterly report (Form 10-Q) for the period ended February 28, 1997, as filed with the Securities and Exchange Commission are true and correct in all material respects and contain no material omissions, and there has been no material adverse change in Todd's financial condition since the last date covered by such Form 10-Q.

                  4.8. Neither Purchaser nor any of their employees or agents has incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

         5. Conditions to Obligations of the Purchaser. The obligations of the Purchaser under this Agreement to consummate the purchase of the Assets are subject to the fulfillment on or before the Closing Date of each of the following conditions:

                  5.1. Except as disclosed in writing to Purchaser and not disapproved by them, all representations and warranties of the Seller and the Partners contained in this Agreement shall (except as affected by the transactions contemplated by this Agreement and except to the extent made as of a specified date) be true in all material respects on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and all of the actions of Seller and each of the Partners to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects.

                  5.2. Purchaser shall have received certificates, dated as of the Closing Date, of Seller and each of the Partners to the effect that the conditions specified in Section 5.1 have been fulfilled.

                  5.3. Purchaser shall have received an opinion of counsel to Seller and the HD-Related Partners, and an opinion of counsel to Phemus in substantially the form of Exhibits "D-1" and "D-2" hereto.

                  5.4. Neither the Assets nor the Premises shall have suffered material damage by fire, flood or other casualty.

                  5.5. There shall be no pending or threatened litigation or any investigation by any governmental body or any legal, administrative or arbitration proceeding pending or threatened that may have a material adverse effect of the operation of the Assets by THD.

                  5.6. No governmental inquiry, action or proceeding shall have been asserted, threatened or initiated to enjoin the transactions contemplated by this Agreement.

                  5.7. The Seller shall have delivered to THD at the Premises all of the records referred to in Section 1.1(d) above.

                  5.8. The Seller shall have delivered to THD assignment agreements in the form of Exhibits "E", "F" and "G" attached hereto with respect to the Premises, and the landlord's Consent in the form of Exhibit "H" with respect to 1661 Lincoln Boulevard.

                  5.9. The Seller shall have executed a bill of sale and assignment in substantially the form of Exhibit "I" transferring all of the Assets to THD.

                  5.10. Each of Rand Gladden, William Romeo and David Cottrell each shall have entered into an Employment Agreement with Purchaser effective as of the Closing Date.

                  5.11. The Seller and Todd shall have entered into the Registration Rights Agreement in substantially the form of Exhibit "C".

                  5.12. Seller and each of the Partners shall release any security interest any of them may have in any of the Assets.

                  5.13. Seller shall have satisfied the rights or options of Michael Jackson to acquire equity interests in Seller or profit participations in Seller's business, evidenced by a certificate executed by Michael Jackson in form satisfactory to Purchaser.

                  5.14. The Seller, the HD-Related Partners and Phemus shall have delivered to the Purchaser its or his respective

Noncompetition Agreement in substantially the form of Exhibits "J" and "K" hereto.

                  5.15. The Partners shall have delivered to the Purchaser the Indemnification Agreement in substantially the form of Exhibit "L" hereto.

                  5.16. As of the Closing, no event shall have occurred and no circumstance shall exist which may materially and adversely affect or, in the reasonable judgment of the Purchaser, threaten to affect the Seller's business, assets, properties, condition or prospects.

         6. Conditions to Obligations of the Seller. The obligations of the Seller under this Agreement are subject to the fulfillment on or before the Closing Date of each of the following conditions:

                  6.1. Except as disclosed in writing to Seller and not disapproved by it, the representations and warranties of Purchaser contained in
Section 4 hereof shall (except as affected by the transactions contemplated by this Agreement and except to the extent that any such representations and warranties are made as of a specified date) be true in all material respects on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and all of the actions of Purchaser to be performed on or before the Closing

Date pursuant to the terms hereof shall have been duly performed in all material respects.

                  6.2. Seller shall have received a certificate, dated as of the Closing Date, of an officer of Todd to the effect that the conditions specified in Section 6.1 have been fulfilled.

                  6.3. The Seller and the Partners shall have received an opinion of counsel to Purchaser in substantially the form of Exhibit "M" hereto.

                  6.4. No governmental inquiry, action or proceeding shall have been asserted, threatened or instituted to restrain or enjoin the transactions contemplated by this Agreement.

                  6.5. The Purchaser shall have paid to the Seller the Purchase Price (for this purpose, delivery of the Second Note to the escrow holder as provided in Section 2.3 shall be considered as payment).

                  6.6. The Purchaser shall have delivered to Seller the undertakings of Marshall Naify and Robert Naify to vote in favor of David P. Malm as a director of Todd, in substantially the form of Exhibits "N" and "O" hereto.

                  6.7. The Seller and the Partners shall have received the Registration Rights Agreement duly executed by Todd and the Indemnification Agreement duly executed by the Purchaser.

                  6.8. As of the Closing, no event shall have occurred and no circumstance shall exist which may materially and adversely affect or, in the reasonable judgment of the Seller, threaten to affect, the Purchaser's business, conditions or prospects.

         7. Survival of Representations. All representations, warranties and covenants made by Purchaser or Seller and the Partners shall survive the Closing Date, provided, however, that the liability of Seller and the Partners shall be limited as set forth in the Indemnification Agreement, and the time periods for actions and claims by Purchaser against Seller and the Partners shall be limited as set forth in the Indemnification Agreement.

         8. Effect of Closing Over Known Unsatisfied Conditions. If any of the parties hereto elects to proceed with the Closing knowing of any failure of any condition or breach of any representation and warranty by any other party hereto, the condition that is unsatisfied or the representation and warranty which is breached at the Closing Date shall be deemed to be waived by such party, and the party so electing to proceed shall be deemed to fully release and forever discharge such other party hereto on account of any and all claims, demands or charges with respect to the same.

         9.       Actions to be Taken Subsequent to Closing.

                  9.1. Each of the Seller and the Purchaser agrees that it will at any time and from time to time after the Closing Date, upon reasonable request of the other party, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the complete assigning, transferring, granting, assuring and confirming to the Purchaser and to its successors and assigns, and for aiding and assisting in obtaining or collecting and reducing to possession, any or all of the Assets.

                  9.2. At the next meeting of the Board of Directors of Todd following the Closing, the Board of Directors of Todd shall have elected David
P. Malm ("Malm") to the Board as a Member of the Board to serve until the next annual meeting of the shareholders of Todd and until his successor is elected and qualified. Todd agrees that it shall nominate Malm for re-election as director at any election of directors occurring before the earlier of (1) the third anniversary of the Closing or (2) the date upon which the HD-Related Partners have disposed of more than 50% of the Todd Shares issued to them upon conversion of their interests in the Todd

Notes, provided that Malm has consented to serve as a director and no grounds exist for his removal for cause.

                  9.3. As soon as practicable following the receipt of written demand in accordance with the Registration Rights Agreement, Todd shall, at its own expense, register the Todd Shares with the Securities and Exchange Commission.

                  9.4. From the Closing through June 30, 1997, Purchaser will not incur additional liabilities related to the Assets except in the ordinary course of business, and except for a possible refinancing of the CIT Debt and/or the Orix Debt.

                  9.5. The Seller shall pay as they become due all liabilities of the Seller not assumed by the Purchaser pursuant to the terms of this Agreement, and the Purchaser shall pay as they become due all liabilities of the Seller assumed by the Purchaser pursuant to the terms of this Agreement and all liabilities and expenses arising from the operation of the Assets following the Closing.

                  9.6. In the event the transactions provided for in this Agreement fail to close, neither Purchaser will solicit for employment Rand Gladden, William Romeo, David Cottrell or Michael Jackson for a period of eighteen (18) months from April 17, 1997.

                  9.7. Each of the Partners covenants and agrees that, for the Retention Period (as defined below), it or he will retain, and will not dispose of in any manner, other than a sale for full and adequate consideration, any Todd Notes, Todd Shares, or the gross proceeds from the sale of any Todd Notes or Todd Shares which it or he may acquire from Seller. For this purpose, the Retention Period is the period commencing on the Closing Date and ending on the later of (1) the second anniversary of the Closing Date (the "Claim Period") or
(2) if as of such last date one or more timely-noticed claims are outstanding, the date on which the last such claim has been fully satisfied; provided, however, that if at the expiration of the Claim Period, one or more timely-noticed claims are outstanding, the maximum amount each Partner is required to retain under this Section 9.7 is 100% of the amount of such Partner's maximum possible liability under the Indemnification Agreement to which it or he is a party. Phemus shall be considered to have complied with this
Section 9.7 notwithstanding that its Todd Notes, Todd Shares or proceeds from the sale thereof, are transferred to another entity which meets the following requirements: (1) it is controlled by the President and Fellows of Harvard College, (2) it is not bankrupt or insolvent and (3) it becomes a party to and agrees to assume Phemus' liabilities under the Indemnification Agreement.

                  9.8. During the term that any of the Todd Notes is outstanding, Todd shall not incur any indebtedness which, by its terms, prohibits payment of the Todd Notes when due (except for, with respect to any indebtedness which is Senior Indebtedness as defined in the Todd Notes, the subordination provisions of Article 1 of the Todd Notes).

         10. The Closing. The Closing hereunder shall take place at the offices of Greenberg Glusker Fields Claman & Machtinger LLP 1900 Avenue of the Stars, Suite 2200, Los Angeles, CA 90067 at 10 a.m. on June 20, 1997, or at such other time and place as the parties may agree (the "Closing Date").

         11. Retention of Records. The Purchaser agrees that for a period of six years from their respective dates, the Purchaser will notify the Seller before discarding any records and other data delivered by the Seller to the Purchaser as part of the Assets and that upon request by the Seller will make available at reasonable times to the Seller and its representatives all such records and data. The Seller may, at its expense, make copies of such records and data.

         12. Employees. The Purchaser will use reasonable efforts to offer employment to the Seller's employees who are not specified in Section
5.10. Any of the Seller's employees hired by the Purchaser following the Closing will have continuing medical insurance benefits without any waiting period. For purposes of determining eligibility for participation in Todd's employee benefit plans, such employees will be given credit for any past service with the Seller.

         13. Right of First Purchase. Each time the Seller or any Partner proposes to transfer, assign or sell all or any part of the Todd Notes or the Todd Shares, the Seller or such Partner (an "Offeror") shall first offer such Todd Notes of Todd Shares to Todd in accordance with the following provisions:

                  13.1. The Offeror shall deliver a written notice (the "Offer Notice") to Todd stating (i) the Offeror's bona fide intention to transfer such Todd Notes or Todd Shares, (ii) the name and address of the proposed transferee if known or otherwise the means of transfer, (iii) the Todd Notes or Todd Shares to be transferred and (iv) the purchase price in terms of payment for which the Offeror proposes to transfer such Todd Notes or Todd Shares.

                  13.2. Within seven (7) days after receipt of the Offer Notice, Todd shall notify the Offeror in writing of its desire to purchase all or any portion of the Todd Notes or Todd Shares being so transferred, and within such 7-day period, Todd shall have the first right to purchase such Todd Notes or Todd Shares upon the price and terms of payment designated in the Offer Notice. If the Offer Notice provides for the payment of non-cash consideration, Todd may elect to pay the consideration in cash equal to the present fair market value of the non-cash consideration offered. If Todd elects to exercise its first right to purchase, it shall deliver the purchase price to the Offeror either (1) at the time specified in the Offer Notice or (2) within ninety (90) days after the date of delivery of the Offer Notice, provided the buyer is the same party identified in the Offer Notice, whichever is greater, except that, in the case of any Todd Shares held by Phemus, the 7-day and 90-day periods referred to above shall instead be 24-hours and 30 days, respectively.

                  13.3. If Todd elects not to purchase all of the Todd Notes or Todd Shares designated in the Offer Notice, then the Offeror may transfer the Todd Notes or Todd Shares with respect to which Todd has elected not to exercise its right of first refusal in the manner described in the Offer Notice, providing such transfer (i) is completed within the time period specified in
Section 13.2, and (ii) is made at the price, on the terms and to the same buyer designated in the Offer Notice. If such Todd Notes or Todd Shares are not so transferred, the Offeror must give notice in accordance with this Article 13 prior to any other or subsequent transfer of such Todd Notes or Todd Shares.

                  13.4. The Todd Notes and Todd Shares shall each bear a legend stating that such Todd Notes and Todd Shares are subject to the right of first refusal provided herein.

                  13.5. Nothing in this Article 13 shall prohibit transfers of Todd Shares meeting the requirements of the last sentence of Section 9.7, which transfers shall not be subject to this Article 13.

         14.      Expenses.

                  14.1. Except as specifically provided herein, Seller, the Partners and Purchaser each shall be responsible for its own expenses incurred in connection with this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants employed by the parties hereto in connection with the preparation of this Agreement and the consummation of the transactions contemplated by this Agreement.

                  14.2. All state transactional taxes due and payable upon the sale of the Assets to the Purchaser shall be paid by the Seller. The foregoing shall not be interpreted as a limitation of the Purchaser's rights to indemnification under the Indemnification Agreement with respect to any other taxes, including but not limited to, income taxes and any related penalties payable by the Seller or the Partners.

         15. Change of Name. The Seller and the Partners acknowledge that the trade name "Hollywood Digital" is being sold to the Purchaser as part of the Assets. Accordingly, the Seller and the

Partners shall cease as of the Closing Date hereof using the name "Hollywood Digital" or any substantially similar variation thereof in any partnership, corporate or trade name or in any advertisement for any business following the Closing Date.

         16. Interim Operation of Business. The Seller covenants and agrees that from the date hereof to the Closing Date it shall:

                  16.1. Conduct its business only in the ordinary course and incur no liabilities, direct or contingent, except in the ordinary course of business consistent with past practices;

                  16.2. Use its commercially reasonable efforts to preserve its business intact, keeping available the services of the present officers and employees thereof and preserving the relationships thereof with suppliers, customers and others with whom the Seller has business dealings;

                  16.3. Maintain all of its properties in customary repair, order and condition, reasonable wear and tear excepted, and maintain in full force and effect all licenses, franchises, and other intangible assets owned by the Seller;

                  16.4. Maintain in full force and effect all policies of insurance in effect on the date hereof and renewals thereof;

                  16.5. Maintain its books of account and records in the usual, regular and ordinary manner, in accordance with GAAP;

                  16.6. Timely file all reports required to be filed with governmental authorities and conform in all material respects to all laws, regulations and orders relating to its business;

                  16.7. Except as required under employment agreements in force on March 31, 1997, not pay or commit to pay any salary increases, not make or commit to make any distribution of assets, not make or commit to make any loans or otherwise dispose of its assets except in the ordinary course of business consistent with past practices;

                  16.8. Not execute any purchase orders in excess of $25,000 without the consent of Todd;

                  16.9. Promptly advise the Purchaser in writing of any material adverse change, known or threatened, in the financial condition, business or affairs of the Seller; and

                  16.10. Not make any purchases inconsistent with past practices as to type or quantity of merchandise.

Nothing in this Agreement shall be deemed to prevent Seller from paying expenses and incurring capital expenditures either (1) to develop the Santa Monica facility, if such items are consented to by Todd, or
(2) to purchase equipment from March 31, 1997 to the Closing in the ordinary course of its business in the aggregate amount not to exceed $25,000.

         17.      Dispute Resolution; Attorneys' Fees.

                  17.1. Any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach or default or misrepresentation in connection with any of its provisions shall be submitted to a retired judge (the "Referee") pursuant to California Code of Civil Procedure, Section 638, et seq. The Referee will serve as an all purpose judge and his or her determinations will include, but will not be limited to, discovery and other law and motion matters and provisional remedies, as well as the trial itself. In all respects, including, but not limited to, the right of appeal and review, the proceedings will be governed by the Code of Civil Procedure, as if the Referee were a sitting judge of the Superior Court. The Referee will be selected by the following process:

                  17.2. Within ten (10) days after a party has notified the other party, in writing, that such party elects to exercise such party's rights under this Section 17, each party will serve on the other party a list of five
(5) nominees who are retired superior court or federal judges.

                  17.3. Within ten (10) days after the expiration of the 10-day period referenced in Section 17.2 above, each party will serve on the other party a copy of the entire list of all nominees with each nominee numbered in the order of that party's preference, its first choice being number one, its next choice, number two, etc.

                  17.4. The nominee with the lowest numerical total will then be designated as the Referee, subject to being duly challenged by any of the parties. Each party will have 1 peremptory challenge. A peremptory challenge may only be exercised by filing it with the court (and serving it upon the party's counsel of record) within five (5) business days after the parties have designated the order of their preference. Peremptory challenges need not be in any particular form and need only state that the challenging party peremptorily challenges a particular nominee. If both parties exercise a peremptory challenge against the same nominee each will be deemed to have exercised its 1 peremptory challenge. The exercise of the peremptory challenge described herein does not affect or limit the right of any party to object to the appointment of the Referee pursuant to Code of Civil Procedure Section 641.

                  17.5. If the designated Referee is duly challenged and disqualified or becomes unwilling or unable to serve, the nominee with the next lowest numerical total will be designated the

Referee, subject, in turn to challenge (in the manner specified in this Section
17) or unwillingness or inability to serve; and this procedure will be repeated until a Referee is selected. The trial will be held as expeditiously as practicable in light of law and motion and discovery proceedings.

                  17.6. The Referee shall hear, try and determine all issues in the case, whether fact or law, and issue a statement of decision, and a judgment. No party shall seek, and the Referee shall not be authorized to award, any punitive damages. The parties intend this general reference agreement to be specifically enforceable. If the parties do not agree upon the fees to be paid to the selected or appointed Referee, the fees shall be fixed and paid, as if the reference to such Referee were involuntary, pursuant to California Code of Civil Procedure Sections 645.1 and 1023. Any retrial of any issue shall be subject to the provisions of this Section 17, in the same manner as specified hereinabove.

                  17.7. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred therein, in addition to any other relief to which it or they may be entitled. The court or Referee shall consider, in determining the prevailing party, (i) which party obtains relief which most nearly reflects the remedy or relief which the parties sought, and (ii) any settlement offers made prior to commencement of the trial in the proceeding.

         18.      Public Disclosure.

                  Seller shall make no press release or public disclosure of the transactions contemplated by this Agreement other than a joint press release with Todd unless approved in writing by Todd. Todd may, prior to the Closing, make public disclosure of the transactions contemplated by this Agreement, with or without the approval of Sellers, if it believes on the advice of counsel that such disclosure is legally required.

         19.      Other Offers and Exclusive Dealing.

                  From and after the date of this Agreement and until the earlier of the termination of this Agreement or the Closing, whichever shall occur first, Seller and the Partners shall not, and shall use their best efforts to ensure that their officers, directors, employees, advisors and agents shall not, directly or indirectly, (a) solicit, initiate or authorize any inquiries, discussions, negotiations or submission of proposals or offers to or from any person, corporation or other entity, or participate in any discussion regarding any such inquiry or proposal relating to any merger or purchase of any equity interest in, all or a material amount of the equity interests or the assets of Seller or approve or undertake any such transaction, or (b) knowingly provide or furnish to any person other than Purchaser and their agents any non-public information about or with respect to Seller. Seller and the Partners shall respond to all unsolicited inquiries and proposals, and to inquiries or proposals resulting from actions of persons not controlling or controlled by Seller or any of the Partners or subject to this Agreement, seeking information or indications of interest regarding any merger or purchase of any equity interest in, all or a material amount of the equity interests, or the assets of Seller, by clearly communicating to the inquiring or proposing party that the Seller or the Partner, as the case may be, is unwilling to respond to the proposal or inquiry at that time.

         20.      Confidentiality.

                  Each party shall maintain the confidentiality of all information furnished to it by the other party hereto concerning the business, operations and financial condition of the party furnishing such information, and shall not use any such information except in furtherance of the completion of the transactions contemplated by this Agreement. If such transactions are not completed, each party hereto shall promptly return all documents and copies thereof received from the other parties hereto. The obligations of confidentiality under this Section 20 shall survive any termination of this Agreement and shall remain in effect, except to the extent that (a) the transactions contemplated by this Agreement shall have been completed or (b) as to any particular information if such information (i) shall have become generally available to the other party or (ii) was available to the other party on a non-confidential basis prior to its disclosure by the first party.

         21.      Termination.

                  Either Purchaser or Seller may terminate this Agreement on or prior to the Closing Date without liability to the other of them if a bona fide governmental action or proceeding shall be pending against either party on the Closing Date wherein an unfavorable judgment, decree or order would prevent or make unlawful the carrying out of the transaction contemplated by this Agreement. This Agreement may be terminated by either Purchaser or Seller if the Closing does not occur on or before 5:00 PM P.D.T. June 27, 1997. Seller may not terminate this Agreement pursuant to the preceding sentence if the Closing has not occurred by reason of the failure of Seller or any Partner to have performed his or its obligations hereunder; and Purchaser may not terminate this Agreement pursuant to the preceding sentence if the Closing does not occur by reason of Purchaser's failure to perform its obligations hereunder; provided, further, that the outside date for the Closing shall be extended during the period that a procedure to resolve a dispute under this Agreement is pending as provided in Section 17.

         22.      Miscellaneous.

                  22.1. All notices and other communications provided for hereunder shall be in writing, unless otherwise specified, and shall be deemed to have been duly given if delivered personally or by facsimile transmission or three (3) days after the date mailed, postage prepaid, registered or certified mail, to the following addresses or at such other addresses as the parties hereto may designate from time to time in writing:


If to the Seller:                           Hollywood Digital Limited Partnership
                                            c/o Halpern, Denny & Co.
                                            500 Boylston Street
                                            Suite 1880
                                            Boston, Massachusetts 02116
                                            Attention:  David P. Malm
                                            FAX:  (617) 536-8535

With a copy to:                             Choate, Hall & Stewart
                                            Exchange Place
                                            53 State Street
                                            Boston, Massachusetts 02109
                                            Attention:  Roslyn G. Daum, Esq.
                                            FAX:  (617) 248-4000

If to the Partners:                         Halpern, Denny & Co.
                                            500 Boylston Street
                                            Suite 1880
                                            Boston, Massachusetts 02116
                                            Attention:  David P. Malm
                                            FAX:  (617) 536-8535


                                       40



If to Phemus:                               Phemus Corporation
                                            c/o Harvard Private Capital Group, Inc.
                                            600 Atlantic Avenue, 26th Floor
                                            Boston, Massachusetts 02210
                                            FAX:  (617) 523-1063

with a copy to:                             Larry Rowe, Esq.
                                            Ropes & Gray
                                            One International Place
                                            Boston, Massachusetts 02110-2624

If to Gladden:                              Rand Gladden
                                            c/o Hollywood Digital
                                            6660 Sunset Boulevard
                                            Hollywood, California 90028
                                            FAX:  (213) 468-5584

with a copy to:                             Anthony Iler, Esq.
                                            Irell & Manella LLP
                                            333 South Hope Street, Suite 3300
                                            Los Angeles, California 90071-3042
                                            FAX:  (213) 229-0516

If to Romeo:                                William Romeo
                                            c/o Hollywood Digital
                                            6660 Sunset Boulevard
                                            Hollywood, California 90028
                                            FAX:  (213) 468-5584

If to Cottrell:                             David Cottrell
                                            c/o Hollywood Digital
                                            6660 Sunset Boulevard
                                            Hollywood, California 90028
                                            FAX:  (213) 468-5584

If to Jackson:                              Michael Jackson
                                            c/o Hollywood Digital
                                            6660 Sunset Boulevard
                                            Hollywood, California 90028
                                            FAX:  (213) 468-5584

If to the Purchaser:                        The Todd-AO Corporation
                                            900 North Seward Street
                                            Hollywood, California 90038
                                            Attention:  Salah M. Hassanein,
                                            President and Chief Executive Officer
                                            FAX:  (213) 466-2327


                                       41



With a copy to:                             Greenberg Glusker Fields
                                            Claman & Machtinger LLP
                                            1900 Avenue of the Stars, Suite 2200
                                            Los Angeles, California 90067
                                            Attention:  Gary L. Kaplan, Esq.
                                            FAX:  (310) 553-0687


                  22.2. This Agreement shall be governed by and construed and enforced in accordance with the laws of California. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  22.3. This Agreement may be amended, modified, superseded or cancelled only by a written instrument executed by all of the parties hereto. The waiver by any party of any breach of any provision shall not be construed as a waiver of any other provision by such party. Each party shall have the right to waive fulfillment of a condition or covenant or compliance with a representation or warranty of which it is the beneficiary, but, except as provided in Section 8, such waiver may be made only by written instrument executed by such party.

                  22.4. All understandings and agreements of the parties are merged into this Agreement and the instruments and agreements specifically referred to herein. This Agreement inures to the benefit of and shall be binding on each of the parties hereto or any of them, their respective representatives and successors; provided, however, this Agreement and the rights and obligations hereunder shall not be assignable by any party.

                  22.5. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                  22.6. In the event any provision of this Agreement is deemed to be unenforceable, the remainder of this Agreement shall not be affected thereby and each provision hereof shall be valid and enforced to the fullest extent permitted by law.

                  22.7. All schedules to this Agreement whether attached hereto or delivered prior to the Closing are hereby incorporated into and made a part of this Agreement.

                  22.8. This Agreement, the Schedules attached hereto, and the other agreements referred to herein constitute the entire agreement among the parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof. None of the parties hereto shall be bound by or charged with any oral or prior written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set forth in this Agreement and the other documents and instruments delivered concurrently herewith or to be delivered on or before the Closing Date pursuant to this Agreement. The parties hereto further acknowledge and agree that, in entering into this Agreement and in delivering the schedules, documents and instruments heretofore delivered or to be delivered on or before the Closing Date, they have not in any way relied, and will not in any way rely, upon any oral or prior written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically set forth in this Agreement, or the other written agreements referred to herein or delivered concurrently herewith, or in such schedules, documents or instruments.


IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

                                            "Purchaser"

                                            THE TODD-AO CORPORATION



                                            By:  /s/ Salah Hassanein
                                                 ------------------------------
                                            Its:
                                                 ------------------------------


                                            TODD-AO HD, INC.



                                            By:  /s/ Salah Hassanein
                                                 ------------------------------
                                            Its:
                                                 ------------------------------

                                            "Seller"

                                            HOLLYWOOD DIGITAL LIMITED
                                            PARTNERSHIP

                                            By:  HOLLYWOOD DIGITAL, INC., Its
                                            General Partner


                                                 By:  /s/ David M. Malm
                                                      -------------------------
                                                 Its:
                                                      -------------------------


                                            "Partners"

                                            HOLLYWOOD DIGITAL, INC.


                                            By:  /s/ David M. Malm
                                                 ------------------------------
                                            Its:
                                                 ------------------------------


                                            THE PALLADION LIMITED PARTNERSHIP

                                            By:  HALPERN, DENNY AND ZOOK, INC.,
                                                 Its general partner


                                                 By:  /s/ David M. Malm
                                                      -------------------------
                                                 Its:
                                                      -------------------------


                                            HDZ DIGITAL LIMITED PARTNERSHIP

                                            By:  HALPERN, DENNY AND ZOOK LIMITED
                                                 PARTNERSHIP II

                                                 By:  HALPERN, DENNY AND ZOOK,
                                                      INC., Its general partner


                                                      By:  /s/ David M. Malm
                                                           --------------------
                                                      Its:
                                                           --------------------


                                            PHEMUS CORPORATION


                                            By:  /s/ Michael Thonis
                                                 ------------------------------
                                            Its:
                                                 ------------------------------


                                            By:  /s/ Timothy R. Palmer
                                                 ------------------------------
                                            Its:
                                                 ------------------------------

                                                 /s/ Rand Gladden
                                                 ------------------------------
                                                 Rand Gladden



                                                 /s/ William Romeo
                                                 ------------------------------
                                                 William Romeo


                                                 /s/ David Cottrell
                                                 ------------------------------
                                                 David Cottrell


                                                 /s/ Michael Jackson
                                                 ------------------------------
                                                 Michael Jackson